UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 12, 2016

DILIGENT CORPORATION

(Exact name of registrant as specified in Charter)

Delaware	000-53205	26-1189601
(State or other jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

1385 Broadway, 19th Floor

New York, NY 10018

(Address of principal executive offices)

(212) 741-8181

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 12, 2016, Diligent Corporation, a Delaware corporation (the “Company” or “Diligent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Diamond Parent Holdings, Corp., a Delaware corporation (“Parent”), Diamond Merger Sub I, Corp., a Delaware corporation and a direct wholly-owned subsidiary of Merger Sub II (“Merger Sub I”), and Diamond Merger Sub II, Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”).  Parent and the Merger Subs were formed by funds managed by Insight Venture Management, LLC, a Delaware limited liability company (the “Sponsor”).  The Merger Agreement was unanimously approved by the board of directors of the Company (the “Board”).

The Merger Agreement provides, among other things, that upon the terms and subject to the conditions set forth therein, Merger Sub I will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Merger Sub II, and following which, the Company will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Parent.

At the effective time of the First Merger, each issued and outstanding share of common stock of the Company, par value US$0.001 per share (each a “Common Share”) (other than (i) Common Shares beneficially owned by any direct or indirect wholly-owned subsidiary of the Company, (ii) Common Shares owned directly or indirectly by Parent or Merger Subs, (iii) Common Shares held in treasury by the Company or (iv) Common Shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights), will be converted into the right to receive US$4.90 in cash, without interest (subject to reduction on a pro rata basis in certain instances if there are inaccuracies or breaches of the Company’s representations and warranties regarding capitalization of the Company) (the “Common Stock Merger Consideration”).

At the effective time of the First Merger, each issued and outstanding share of Series A Preferred Stock, par value US$0.001 per share (each a “Preferred Share”) (other than (i) Preferred Shares beneficially owned by any direct or indirect wholly-owned subsidiary of the Company, (ii) Preferred Shares owned directly or indirectly by Parent or Merger Subs, (iii) Preferred Shares held in treasury by the Company or (iv) Preferred Shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights), will be converted into the right to receive an amount in cash equal to the sum of (x) US$0.15, plus (y) as of the closing date of the Merger and whether or not declared, any accrued and unpaid dividends thereon, plus (z) the Common Stock Merger Consideration (the “Preferred Stock Merger Consideration” and together with the Common Stock Merger Consideration, the “Merger Consideration”).

Generally speaking, (i) Company stock options will be cancelled and converted into the right to receive the Common Stock Merger Consideration, less the exercise price per share underlying such Company stock options; and (ii) other Company stock based awards will be cancelled and converted into the right to receive the Common Stock Merger Consideration, in each case, without interest and less any applicable withholding taxes.

The Merger is subject to customary closing conditions, including, among others,

•                  the approval of the Merger by (x) the holders of at least 60% of the outstanding Preferred Shares, voting as a separate class, and (y) the holders of a majority in voting power of the outstanding Preferred Shares and Common Shares, voting together as a single class;

•                  the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Treasurer of the Commonwealth of Australia having either (i) delivered to Parent a notice in writing stating that the Commonwealth Government has no objection to the Merger and the other transactions contemplated by the Merger Agreement, or (ii) ceased to be empowered to make an order under the Australian Foreign Acquisitions and Takeovers Act 2015 (Cth) in respect of the Merger and the other transactions contemplated by the Merger Agreement;

•                  the absence of any law, order or injunction prohibiting the closing of the Merger;

•                  the absence of a material adverse effect with respect to the Company and its subsidiaries, taken as a whole; and

•                  the delisting of the Company from the NZX Main Board at the close of trading on the day immediately prior to the effective time of the First Merger.

In addition, each party’s obligation to consummate the Merger is subject to certain other customary conditions, including, without limitation, (i) the accuracy of the other party’s representations and warranties, subject in certain instances to material adverse effect or materiality qualifiers and (ii) the other party’s material compliance with its obligations contained in the Merger Agreement and delivery of an officer’s certificate to that effect.

The Merger Agreement provides that the closing of the Merger shall not occur earlier than the first day that is a business day in both the United States and New Zealand after the end of the “Marketing Period,” a term which, subject to certain exceptions, is defined in the Merger Agreement to be the first 18 consecutive business days throughout which Parent has access to certain information regarding the Company in connection with Parent’s obtaining debt financing.  If approved by the Company’s stockholders, it is expected that the Merger will close in the second quarter of 2016.

Subject to the terms of the Merger Agreement, Parent and Merger Subs have agreed to use reasonable best efforts to obtain financing.  Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with cash on hand of the Company, Parent has represented to the Company will be sufficient for Parent to pay the Merger Consideration and all related fees and expenses.  There is no financing condition to the consummation of the Merger.

Investment funds affiliated with the Sponsor (collectively, the “Guarantors”) have each delivered an equity commitment letter to Parent, dated February 12, 2016 (collectively, the “Equity Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Guarantors have committed to capitalize Parent substantially concurrently with the closing of the Merger with equity contributions in an aggregate amount equal to US$325,000,000.

Golub Capital Markets LLC (“Golub”) has committed to provide debt financing for the transaction, consisting of an aggregate of US$280,000,000 in the form of a senior secured term loan facility and a US$10,000,000 senior secured revolving credit facility, each on the terms and subject to the conditions set forth in a commitment letter, dated as of February 12, 2016 (the “Debt Commitment Letter”).  The obligations of Golub to provide debt financing under the Debt Commitment Letter are subject to a number of customary conditions, including, without limitation, execution and delivery of definitive documentation consistent with the Debt Commitment Letter.  The Debt Commitment Letter will terminate on the earlier of June 13, 2016 (if the debt commitment has not been disbursed by that date), the consummation of the Merger and the date on which the Merger Agreement is terminated in accordance with its terms.

The Merger Agreement contains certain termination rights for both the Company and Parent, including, among others, if the transactions contemplated by the Merger Agreement are not consummated on or before June 13, 2016, or if the Company terminates the Merger Agreement in accordance with its terms in order to accept a superior proposal.  If the Merger Agreement is terminated by Parent as a result of a breach by the Company of its representations, warranties, covenants or agreements such that the closing conditions would not be satisfied (subject to certain cure rights), or terminated by either Parent or the Company because the stockholders of the Company fail to adopt the Merger Agreement, the Company will be required to pay the reasonable out of pocket expenses of Parent up to US$7,500,000 and up to US$5,000,000, respectively (which payment shall reduce any termination fee payable by the Company).  The Company has agreed to pay Parent a termination fee of US$19,463,000 (less any expenses previously paid to Parent) if the Merger Agreement is terminated under specified circumstances, including:

•                  by the Company in order to accept a superior proposal;

•                  by Parent because the Company materially breached its obligations relating to non-solicitation covenants;

•                  by Parent because the Company materially breached (subject to certain cure rights)  it covenants relating to holding the stockholders meeting to vote on adoption of the Merger Agreement or the preparation and filing of a proxy statement relating to the stockholders meeting;

•                  by Parent because the Board adversely changed its recommendation to stockholders to vote in favor of the Merger; or

•                  (x) by Parent or the Company because the Merger is not consummated prior to June 13, 2016 (and (i) the Company shall not have held the stockholders meeting to adopt the Merger Agreement and (ii) there has been no law, order or injunction which prevented the stockholders meeting from having occurred at or prior to the termination date), by Parent or the Company because the stockholders fail to adopt the Merger Agreement or by Parent because the Company breached its representations, warranties, covenants or agreements such that the closing conditions would not be satisfied (subject to certain cure rights), (y) at or prior to the time of the stockholders meeting or the relevant termination event there has been publicly disclosed or announced an acquisition proposal that is not withdrawn, and (z) the Company enters into an agreement with respect to, or consummates, any acquisition proposal within twelve months of the date the Merger Agreement is so terminated.

Parent has agreed to pay the Company a Parent termination fee of US$33,365,000 if the Merger Agreement is terminated:

•                  by the Company if the closing conditions have been satisfied, the Company has confirmed it is ready, willing and able to consummate the Merger and Parent and the Merger Subs do not complete the Merger by the third business day after receipt of such confirmation by the Company;

•                  by the Company because the Parent or the Merger Subs breached their respective representations, warranties, covenants or agreements such that the closing conditions would not be satisfied (subject to certain cure rights); or

•                  by the Company or Parent because the Merger is not consummated prior to June 13, 2016, if, at the time of such termination, the Company would have been able to terminate the Merger Agreement as contemplated by either of the two items described immediately above.

The Guarantors have provided limited guarantees in favor of the Company guaranteeing the payment of Parent’s termination fee if such amount becomes payable under the Merger Agreement.

Parent and the Company have made customary representations, warranties and covenants in the Merger Agreement.  The Company has agreed, among other things, to covenants relating to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger.  The Merger Agreement also includes covenants requiring the Company not to solicit competing takeover proposals, or provide information to, or engage in discussions with, third parties, subject to customary exceptions that permit the Board to take certain actions in response to unsolicited proposals that constitute or could reasonably be expected to result in a superior proposal, if the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and the Merger Subs.  In addition, such representations, warranties and covenants (i) have been made only for purposes of the

Merger Agreement, (ii) have been qualified by confidential disclosures made to Parent and the Merger Subs in connection with the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made as of the date of the Merger Agreement, the closing date or such other date as is specified in the Merger Agreement and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts.  Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q and other documents that the Company files with the United States Securities and Exchange Commission (the “SEC”).

The foregoing is a summary of the material terms of the Merger Agreement and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement. Investors are encouraged to review the entire text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this report and incorporated herein by reference.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 12, 2016, the Board approved an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”), which added a new Section 10.5.  The new provision provides that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the Company’s Certificate of Incorporation or the Bylaws, (iv) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine or (v) any other internal corporate claim as defined in Section 115 of the DGCL or any successor provision, shall be in the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, or, the Courts of New Zealand.  The new provision further provides that any stockholder of the Company will be deemed to have consented to the provision.

The foregoing is a summary of the material terms of the Amendment and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 8.01  Other Events.

Concurrently with the execution and delivery of the Merger Agreement, Parent entered into voting agreements (the “Voting Agreements”) with each of Spring Street Partners, L.P. and Carroll Capital Holdings, LLC and certain of its affiliates (each, a “Voting Party”), covering a total of 30,000,000 Preferred Shares, which represent 100% of the outstanding Preferred Shares and 10,886,736 Common Shares, representing in the aggregate approximately 35% of the outstanding Common Shares and Preferred Shares, taken together as a single class.  Under the Voting Agreements, the Voting Parties agreed to (i) vote or provide a written consent with respect to the Common Shares and Preferred Shares they own in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby and (ii) vote against (x) any third party acquisition proposal and any action in furtherance of a third party acquisition proposal, (y) any action or agreement that would reasonably be expected to prevent or materially delay the Merger or the other transactions contemplated by the Voting Agreement and the Merger Agreement, and (z) any action, proposal, transaction or agreement that, to the Voting Party’s knowledge, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Voting Party or the Company under the Voting Agreement or the Merger Agreement.  Each Voting Agreement will automatically terminate upon the earliest to occur of (a) the mutual written consent of Parent and the applicable Voting Party; (b) the effective time of the First Merger; (c) the date of termination of the Merger Agreement in accordance with its terms; or (d) the date of any material modification, waiver or amendment of the Merger Agreement that, without the Voting Party’s prior written consent, reduces or changes the form of the Merger Consideration or which is otherwise adverse to the Voting Party in any material respect.

The foregoing is a summary of the material terms of each Voting Agreement and the summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of each Voting Agreement. Investors are encouraged to review the entire text of the Voting Agreements, the forms of which are included as Exhibit A to the Merger Agreement filed as Exhibit 2.1 to this report and incorporated herein by reference.

In connection with the transactions contemplated by the Merger Agreement, the Company filed with NZX Limited: (i) an application for various waivers under the NZX Main Board/Debt Market Listing Rules, (ii) a request for a trading halt, effective on the day immediately prior to the special meeting at which the Company’s stockholders will vote on the Merger Agreement, and (iii) the delisting of the Common Shares from the NZX Main Board immediately prior to the closing of the Merger.  On February 12, 2016, NZX Limited issued the requested waivers. The applications for the trading halt and delisting are still pending, but a decision is expected prior to the sending of the proxy statement in connection with the special meeting.

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements use words such as “expect,” “anticipate,” “intend,” “plan,” “believe” and other words of similar meaning.

All forward looking statements are subject to risks and uncertainties including, without limitation, that the Merger may not be consummated within the expected time period or at all because of a number of factors, including the failure to obtain stockholder approval; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; or the failure to satisfy closing conditions to the Merger, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions.  Factors that may affect the business or financial results of Diligent are described in the risk factors and other disclosures in Diligent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2015, its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the SEC on November 9, 2015, and other filings with the SEC which are available at www.sec.gov. Diligent specifically disclaims any obligation to update its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This report does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to the proposed acquisition of Diligent by Parent.

In connection with the Merger, Diligent intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of a definitive proxy statement with the SEC, Diligent will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting of stockholders relating to the Merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT DILIGENT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement and other relevant materials (when available), and any and all documents filed by Diligent with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Diligent at the Investor Relations section of Diligent’s website at www.diligent.com or by contacting Diligent’s Investor Relations Department at 0800 995 082 (NZ toll free) or +64 4 894 6912 (International).

Diligent and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding Diligent’s directors and executive officers is contained in Diligent’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2015, and supplemented on April 10, 2015. Stockholders may obtain more detailed information regarding the direct and indirect interests of Diligent and its executive officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.

Item 9.01 Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 12, 2016, among Diligent Corporation, Diamond Parent Holdings, Corp., Diamond Merger Sub I, Corp., and Diamond Merger Sub II, Corp.
3.1	Amendment to the Amended and Restated Bylaws of Diligent Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2016	DILIGENT CORPORATION

	By:	/s/ Michael Stanton
Michael Stanton
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 12, 2016, among Diligent Corporation, Diamond Parent Holdings, Corp., Diamond Merger Sub I, Corp., and Diamond Merger Sub II, Corp.
3.1	Amendment to the Amended and Restated Bylaws of Diligent Corporation.